Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated:  May 27, 2011

Citizens Bancorp of Virginia Holds Annual Shareholder Meeting

[Blackstone, Virginia]    Citizens Bancorp of Virginia, Inc. (the “Company”) (OTCBB: CZBT), the parent company of Citizens Bank and Trust Company (the “Bank”), held its 2011 Annual Shareholder Meeting on May 26, 2011 at its Company’s main office at 126 South Main Street, Blackstone, Virginia.  Mr. Joseph D. Borgerding, President and CEO of the Company, served as chairman of the meeting.

The order of the meeting included the election of the eleven directors, ten of who are independent directors, who will serve until the 2012 Annual Shareholder Meeting.  The directors receiving sufficient votes to be re-elected included: Ms. Webb, Messers. Beale, Borgerding, Coleburn, Jenkins, Morrissette, Newman, Parker, Tharpe, West and Wilson III.

Mr. Borgerding announced that Mr. Samuel H. West was re-elected Chairman of the Board, and Mr. Roy C. Jenkins, Jr. was re-elected as Vice-Chairman of the Board.  Mr. West has been a director since 1994 and he serves as the Audit Committee Chairman and Financial Expert.

Shareholders were also asked to ratify the selection of the independent certified public accounting firm of Yount, Hyde & Barbour, P.C. to serve as the Company’s independent auditors for 2011.  This proposal was approved by shareholders.

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia.  The Bank has eleven offices in the Counties of Amelia, Chesterfield, Mecklenburg, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights and one in the Town of South Hill, Virginia.  Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC Bulletin Board under the symbol “CZBT”.  Additional information on the Company is also available at its web site: www.cbtva.com.

CONTACT:	Joseph D. Borgerding
President and Chief Executive Officer
Voice: 434-292-8100 or E-mail: Joe.Borgerding@cbtva.com.